Exhibit 10.1

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of March 20, 2020 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 3711 Oleander Way, Suite 1309, Casselberry, Florida 32707 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”); and EOM ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“EOM Acquisition”; AMCON, Chamberlin Natural, Health Food, AMCON Acquisition and EOM Acquisition are each referred to as a “Borrower” and are collectively referred to as “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Credit Agreement (as defined below) (“Lenders”), 135 South LaSalle Street, Chicago, Illinois 60603-4105.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 27, 2011, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 16, 2013 and that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 6, 2017 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Credit Agreement in order to, among other things, (i) increase the aggregate principal amount of the Revolving Loan Commitment available thereunder from $70,000,000 to $110,000,000 (ii) extend the maturity date of the Revolving Loan Commitment to March 20, 2025 and (iii) effectuate such other amendments as provided herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.            Defined Terms; Incorporation of the Credit Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 3 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.            Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)            The following definitions are hereby added to Section 1.1 of the Credit Agreement to read as follows:

“Applicable Hemp Laws” means all applicable provisions of all applicable federal and state laws, rules and regulations, including, without limitation, the Controlled Substances Act, governing the growth, harvesting, production, processing or sale of Hemp, Cannabis, CBD or Controlled Substances.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Cannabis” shall have the meaning assigned to the term “marijuana” in the Controlled Substances Act.

“CBD” means cannabidiol or any other cannabinoid.

“CBD Inventory” means Inventory consisting of CBD and CBD related products.

“Controlled Substances” shall have the meaning assigned to that term in the Controlled Substances Act.

“Controlled Substances Act” means the United States Controlled Substances Act, 31 U.S.C. §801, et. seq.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Eligible CBD Inventory” means CBD Inventory which is deemed eligible for borrowing by all of the Lenders in writing in their sole discretion.  Notwithstanding the foregoing, any Lender may at any time determine in its sole discretion that CBD Inventory previously approved as Eligible CBD Inventory is no longer deemed Eligible CBD Inventory.

“Eligible Vaping Inventory” means Vaping Inventory which is deemed eligible for borrowing by all of the Lenders in writing in their sole discretion.  Notwithstanding the foregoing, any Lender may at any time determine in its sole discretion that Vaping Inventory previously approved as Eligible Vaping Inventory is no longer deemed Eligible Vaping Inventory.

“Hemp” means the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than three-tenths percent (0.3%) on a dry weight or per volume basis regardless of moisture content, and all derivatives thereof.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.

“Vaping Inventory” means Inventory consisting of vaping and vaping related products.

(b)            The definition of the terms “Applicable Margin,” “Eligible Inventory,” “Fixed Charge Coverage Ratio” and “Maximum Loan Limit” appearing in Section 1.1 of the Credit Agreement are hereby amended and restated to read as follows:

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for LIBOR Rate Loans shall be the percentage set forth under the column “Applicable Margin” for such Loan based on average Excess Availability determined on a quarterly basis by dividing (i) the total of each day’s Excess Availability for such quarterly period by (ii) the number of days in such quarterly period.

Level	Quarterly Excess Availability	Applicable Margin
I	Greater than or equal to $20,000,000	1.25%
II	Less than $20,000,000	1.50%

The Applicable Margin shall be determined on or prior to the fifth (5th) Business Day after the Borrowers are required to provide the quarterly financial statements and other information pursuant to Section 9(c); provided that any change in the Applicable Margin shall be effective on the first day of the month in which such quarterly financial statements are delivered.  Notwithstanding anything contained in this paragraph to the contrary, (a) unless otherwise waived in writing by the Lenders, if the Borrowers fail to deliver the financial statements in accordance with the provisions of Section 9(c), the Applicable Margin shall be based upon Level II above beginning on the first day of the month in which such financial statements were required to be delivered until the fifth (5th) Business Day after such financial statements are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

“Eligible Inventory” shall mean (a) Inventory  of a Borrower which is acceptable to Agent in its sole discretion for lending purposes and (b) Eligible CBD Inventory and Eligible Vaping Inventory of a Borrower which is acceptable to each Lender in its sole discretion for lending purposes.  Without limiting Agent’s and the Lenders’ discretion above, such parties shall, in general, consider Inventory, CBD Inventory and Vaping Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Exhibit A (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof), such locations are within the United States and is not in transit except to the extent that it may be in transit to another location listed on Exhibit A on vehicles owned by such Borrower;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent’s sole determination, affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

(v) it is not Inventory, CBD Inventory or Vaping Inventory consisting of perishable, non frozen or refrigerated foods;

(vi) Agent has determined, in accordance with Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vii) it is not Inventory, CBD Inventory or Vaping Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement.

“Fixed Charge Coverage Ratio” means for any period of determination for the Borrowers, the ratio of EBITDA to Fixed Charges determined in accordance with GAAP.  Notwithstanding the foregoing, the $6,500,000 investment and $3,500,000 loan made by AMCON in Team Sledd, LLC, a Delaware limited liability company, pursuant to its January 3, 2020 Contribution Agreement, shall be excluded from the calculation of Fixed Charge Coverage Ratio.

“Maximum Loan Limit” shall mean One Hundred Ten Million and 00/100 Dollars ($110,000,000.00).

(c)            The definition of the term “LIBOR Rate” appearing in Section 1.1 is hereby amended by adding the following sentence at the end of such definition:

Notwithstanding the foregoing, the LIBOR Rate shall not be less than one percent (1.0%).

(d)            Sections 2(a)(i), (ii) and (iii) of the Credit Agreement are hereby amended and restated to read as follows:

(i)            Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of AMCON’s and AMCON Acquisition’s business) of AMCON’s and AMCON Acquisition’s Eligible Accounts or Seventy-Five Million and No/100 Dollars ($75,000,000.00), whichever is less; plus

(ii)            Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Seventy-Five Million and No/100 Dollars ($75,000,000.00), whichever is less; plus

(iii)            Up to seventy percent (70%) of the lower of cost or market value of AMCON’s and AMCON Acquisition’s Eligible Inventory (consisting solely of AMCON’s and AMCON Acquisition’s Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (ii) above) or Thirty Million and No/100 Dollars ($30,000,000.00), whichever is less; plus

(e)            The reference to the Maximum Revolving Loan Limit of “Seventy Million Dollars ($70,000,000)” set forth in Section 2(a) is hereby deleted and the words “One Hundred Ten Million and No/100 Dollars ($110,000,000.00)” are hereby added in its place.

(f)            A new Section 4(e) is hereby added to the Credit Agreement to read as follows:

Notwithstanding anything to the contrary in this Agreement or any of the Other Agreements, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Requisite Lenders notify the Agent (with, in the case of the Requisite Lenders, a copy to the Borrower) that the Borrower or Requisite Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)            syndicated loans currently being executed, or that include language similar to that contained in this Section 4, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 4(e) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated  (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Agent written notice that such Requisite Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Requisite Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment.  Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than one percent (1.0%) for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement, provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(g)            Section 10 of the Credit Agreement is hereby amended and restated to read as follows:

10.            TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL MARCH 20, 2025 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) A BORROWER OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST 90 DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM.  UPON TERMINATION OF THIS AGREEMENT BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL.  If one or more of the events specified in clauses (A) and (B) occurs, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full.  At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.

(h)            Section 11(e) of the Credit Agreement are hereby amended and restated to read as follows:

(e)            Compliance with Laws and Maintenance of Permits.  Each Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower.  Each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.  Notwithstanding the foregoing, the materiality qualifiers set forth in this section shall not apply to or otherwise override the provisions of Section 13(w) and (x)  with respect to laws and regulations governing CBD and Vaping Inventory.

(i)            Section 12(c) of the Credit Agreement are hereby amended and restated to read as follows:

(c)            Compliance with Laws and Maintenance of Permits.  Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower and each Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on such Borrower.  Following any determination by Agent that there is non-compliance, or any condition which requires any action by or on behalf of a Borrower in order to avoid non-compliance, with any Environmental Law, in each case where such non-compliance would have a Material Adverse Effect on such Borrower, at such Borrower’s expense cause an independent environmental engineer acceptable to Agent to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.  Notwithstanding the foregoing, the materiality qualifiers set forth in this section shall not apply to or otherwise override the provisions of Section 13(w) and (x)  with respect to laws and regulations governing CBD and Vaping Inventory.

(j)            The last sentence of Section 12(d) of the Agreement is hereby amended and restated to read as follows:

Further, provided no Event of Default has occurred, the inspection fees of the Agent conducted in the ordinary course of business shall not exceed $30,000 in the aggregate per calendar year.

(k)            Section 13(b) of the Credit Agreement are hereby amended and restated to read as follows:

(b)            Indebtedness.  No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent for its benefit and the benefit of the other Lenders and in form and substance satisfactory to the Agent is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; (v) together with each other Borrower, incur operating lease obligations requiring payments not to exceed Six Million and No/100 Dollars ($6,000,000.00) in the aggregate for all Borrowers during any Fiscal Year of Borrowers; (vi) incur Rate Hedging Obligations; and (vii) incur other indebtedness not to exceed $2,500,000 in the aggregate at any time.

(l)            Subsection (iv) set forth in the last paragraph of Section 13(d) of the Credit Agreement is hereby amended and restated to read as follows:

(iv)            (x) the Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.50%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the closing of such Acquisition (as if such Acquisition had already occurred) and immediately after giving effect to such Acquisition or (y) the Borrowers have (a) Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the closing of such Acquisition and (b) a proforma Fixed Charge Coverage Ratio of 1.00:1.0 (in each case, as if such Acquisition had already occurred);

(m)            Section 13(e) of the Credit Agreement is hereby amended and restated to read as follows:

(e)            Dividends and Distributions.  No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity).  Notwithstanding the foregoing, provided that (i) each such dividend payment is permitted under all applicable laws, and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, AMCON may pay the regularly scheduled dividends on its (w) Common Stock, (x) Series A Preferred Stock in accordance with the terms of such stock, (y) Series B Preferred Stock in accordance with the terms of such stock, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below) in an aggregate amount not to exceed $3,500,000  for all such dividends and distributions in any Fiscal Year less the amount of any additional Investments permitted under Section 13(f) herein made during such Fiscal Year (the “Dividend Limit”).  Further, provided that (i) each such dividend payment is permitted under all applicable laws; (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment; (iii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to the payment of any dividend or distribution and immediately after giving effect to the payment of such dividend or distribution or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to the payment of any dividend or distribution and a pro-forma Fixed Charge Coverage Ratio of 1.00:1.0, in each case and immediately after giving effect to the payment of such dividend or distribution, AMCON may pay additional dividends in excess of the Dividend Limit on its (w) Common Stock, (x) Series A Preferred Stock in accordance with the terms of such stock, (y) Series B Preferred Stock in accordance with the terms of such stock, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below).

(n)            Section 13(f) of the Credit Agreement is hereby amended and restated to read as follows:

(f)  Investments; Loans; Transfers.  No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States; nor shall a Borrower lend or otherwise advance funds or transfer any assets to any Person (including, but not limited to, any Subsidiary which is not a Subsidiary Borrower hereunder) (collectively, “Investments”) except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business; provided however, (i) so long as no Event of Default exists or would be caused thereby and (ii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making any such Investment, or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making such Investment and a pro-forma Fixed Charge Coverage Ratio of 1.00:1.0 prior to and immediately after giving effect to making such Investment, Borrowers may make additional Investments in an amount not to exceed the Dividend Limit less the amount of all regularly scheduled dividends paid during such Fiscal Year, it being understood and agreed that the $3,500,000 loan made by AMCON in Team Sledd, LLC, a Delaware limited liability company, pursuant to its January 3, 2020 Contribution Agreement, shall be excluded for purposes of additional Investments.

(o)            New Sections 13(w), (x) and (y) are hereby added to the Credit Agreement to read as follows:

(w)  The Borrowers and their Subsidiaries are and will at all times be in compliance with and properly licensed and operating lawfully under all Applicable Law relating to CBD Inventory and Vaping Inventory, including but not limited to all Applicable Hemp Laws.

(x)  The Borrowers and their Subsidiaries have established and will maintain policies, procedures and controls designed to ensure compliance by each of them with Applicable Law relating to CBD Inventory and Vaping Inventory, including but not limited to all Applicable Hemp Laws.

(y)  The Borrower shall furnish to the Agent prompt written notice of:

(i) The receipt by the Borrower or any of its Subsidiaries of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against the Borrower or any of its Subsidiaries that (i) seeks damages, (ii) seeks injunctive relief, (iii) alleges any violation of any Applicable Law, including Applicable Hemp Laws or any criminal misconduct, (iv) asserts liability in respect of any tax, fee, assessment, fine, penalty or other governmental charge under any Applicable Law, including Applicable Hemp Laws, or (v) involves ay product recall in respect of any Cannabis, CBD, Controlled Substances or Hemp; and

(ii) Any determination by the Borrower that the conduct of any part of its business (without regard to materiality) is reasonably likely to cause the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or related individuals to become the subject of criminal charges, including, without limitation, violations of any Applicable Hemp Laws, the Money Laundering Control Act or any similar or successor laws, rules or regulations of the United States, any state thereof, the District of Columbia or any other jurisdiction.

(p)            A new Section 36 is hereby added to the Credit Agreement to read as follows:

36.  Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Other Agreements”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Other Agreements and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Other Agreements that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Other Agreements were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

3.            Representations, Covenants and Warranties; No Default.  Except for the representations and warranties of the Borrowers made as of a particular date, the representations, covenants and warranties set forth in Sections 11, 12 and 13 of the Credit Agreement shall be deemed remade as of the date hereof by the Borrowers; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.  The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments contained in this Amendment, no Default or Event of Default has occurred and is continuing.  The Borrowers represent and warrant to Agent and the Lenders that the execution and delivery by each Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

4.            Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities.  Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

5.            Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses incurred by Agent and the Lenders in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent and the Lenders.  In addition, the Borrowers shall pay on the date of this Amendment to Agent, for the account of each Lender on a pro-rata basis, an amendment fee which shall be deemed fully earned as of the date of this Amendment and shall be non-refundable, in the amount set forth in the Fee Letter of even date herewith.

6.            Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):

(a)            this Amendment executed by the Borrowers and the Agent;

(b)            the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1;

(c)            receipt by Agent of the amendment fee described in Section 5 above; and

(d)            such other documents, instruments, agreements, opinions or certificates as required by Agent.

7.            Continuing Effect.  Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.

8.            Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Fourth Amendment to
Second Amended and Restated Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment to Second Amended and Restated Loan and Security Agreement as of the date first above written.

BORROWERS:	AMCON DISTRIBUTING COMPANY

	By:	/s/ Andrew C. Plummer
	Title:	President

CHAMBERLIN NATURAL FOODS, INC.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

HEALTH FOOD ASSOCIATES, INC.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

AMCON ACQUISITION CORP.

	By:	/s/ Andrew C. Plummer
	Title:	President

EOM ACQUISITION CORP.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

Signature Page to Fourth Amendment to
Second Amended and Restated Loan and Security Agreement

LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender

	By:	/s/ Charles Fairchild
	Title:	Senior Vice President

Revolving Loan Commitment: $73,333,333.33

BMO HARRIS BANK N.A., as a Lender

	By:	/s/ Jason Hoefler
	Title:	Managing Director

Revolving Loan Commitment: $36,666,666.67